Filed pursuant to Rule 433

March 29, 2021

Relating to

Preliminary Prospectus Supplement dated March 29, 2021

to

Prospectus dated September 23, 2019

Registration Statement No. 333-233896-06

Duke Energy Carolinas, LLC
First and Refunding Mortgage Bonds,

$550,000,000 2.55% Series due 2031
$450,000,000 3.45% Series due 2051

Pricing Term Sheet

Issuer:	Duke Energy Carolinas, LLC (the “Issuer”)
Trade Date:	March 29, 2021
Settlement Date:	April 1, 2021; T+3
Ratings (Moody’s/S&P)*:	Aa3/A (Stable/Stable)
Security Description:	First and Refunding Mortgage Bonds, 2.55% Series due 2031 (the “2031 Bonds”)	First and Refunding Mortgage Bonds, 3.45% Series due 2051 (the “2051 Bonds”)
Principal Amount:	$550,000,000	$450,000,000
Maturity Date:	April 15, 2031	April 15, 2051
Benchmark Treasury:	1.125% due February 15, 2031	1.625% due November 15, 2050
Benchmark Treasury Price:	94-21+	83-08
Benchmark Treasury Yield:	1.713%	2.420%
Spread to Benchmark Treasury:	85 bps	105 bps
Reoffer Yield:	2.563%	3.470%%
Price to the Public:	99.885% per 2031 Bond, plus accrued interest, if any, from April 1, 2021	99.627% per 2051 Bond, plus accrued interest, if any, from April 1, 2021
Coupon:	2.55%	3.45%
Interest Payment Dates:	April 15 and October 15, beginning on October 15, 2021	April 15 and October 15, beginning on October 15, 2021

Redemption Provisions/ Make-Whole Call:	At any time before January 15, 2031 (which is the date that is three months prior to the maturity date of the 2031 Bonds (the “2031 Par Call Date”)), redeemable at the Treasury Rate + 15 bps. At any time on or after the 2031 Par Call Date, redeemable at par.	At any time before October 15, 2050 (which is the date that is six months prior to the maturity date of the 2051 Bonds (the “2051 Par Call Date”)), redeemable at the Treasury Rate +20 bps. At any time on or after the 2051 Par Call Date, redeemable at par.
CUSIP / ISIN:	26442C BB9/ US26442CBB90	26442C BC7 / US26442CBC73
Joint Book-Running Managers:	BNP Paribas Securities Corp. BofA Securities, Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Truist Securities, Inc.
Co-Managers:	Santander Investment Securities Inc. Loop Capital Markets LLC Regions Securities LLC CastleOak Securities, L.P. Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc.

_____________

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at (800) 854-5674, BofA Securities, Inc. toll-free at (800) 294-1322, Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037, J.P. Morgan Securities LLC collect at (212) 834-4533, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 or Truist Securities, Inc. toll-free at (800) 685-4786.